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News Release
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                                                  Western Micro Technology, Inc.


For Further Information Contact:

Scott Munro, President                                            (408) 725-4767
James W. Dorst, Chief Financial Officer                           (408) 725-4745


FOR IMMEDIATE RELEASE

         WESTERN MICRO TECHNOLOGY, INC. ANNOUNCES IT HAS ENTERED INTO A
             LETTER OF INTENT TO SELL ITS ELECTRONIC SEMICONDUCTOR
         COMPONENTS DISTRIBUTION BUSINESS TO REPTRON ELECTRONICS, INC.

Saratoga, California, April 17, 1995-----Western Micro Technology, Inc. (Nasdaq National Market-"WSTM") today announced that it has entered into a letter of intent to sell its electronic semiconductor components distribution business to Tampa, Florida-based Reptron Electronics, Inc. (Nasdaq National Market-"REPT"). It is proposed that Reptron acquire Western's semiconductor components related inventory and certain receivables, furniture and equipment for cash at a price of approximately net book value. In addition, Reptron will agree to assume certain of Western's lease obligations.

Reptron Electronics, Inc. is an integrated electronics company operating as a multi-regional distributor of electronic components and a contract manufacturer of electronic products.

Western Micro's electronic semiconductor components distribution business generated approximately $60 million and $16 million in revenues in 1994 and the first quarter of 1995, respectively, representing approximately 50% and 48% of Western Micro's total revenues of $119 million for the year and $33.6 million for the first quarter of 1995, respectively.

Following the proposed sale, Western's business will focus on its computer systems, peripheral and software business. Currently, Western acts as a franchised distributor for approximately forty-six manufacturers of computer systems, peripherals and software, including IBM (AS 400, RS 6000 & PC Company), Hewlett Packard, AT&T GIS, Oracle and Data General. The business will operate out of offices in Northern and Southern California, Boston, MA, New York, NY, Chicago, IL, Raleigh, NC, Atlanta, GA and Seattle, WA.
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Western also announced that, upon completion of the acquisition, Ron Mabry is expected to resign as Western's President and CEO and join Reptron as a Vice President. Scott Munro will be Western's President following the sale and head up Western's remaining business, which will consist of computer systems, peripheral and software. Scott has lead the development and growth of Western's systems business to date.

"This is a great opportunity for Western," said Scott Munro. "The sale frees up the management team to focus its efforts entirely on the part of the business which has achieved the highest rate of growth in the past and which we believe represents the best opportunity for profitable growth in the future."

The transaction is subject to the completion of due diligence by both parties, negotiation and execution of a definitive agreement, approval by Western Micro's shareholders and other customary conditions.

Western Micro Technology, Inc. is a leading value added systems distributor concentrating on solutions sales and services to VARs, integrators and OEMs.

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